vorticom
High impact strategic media relations

June 16th 2011

Daryl Ehrmantraut, President & CEO
Quantum Solar Power Corp.
1055 W. Hastings, Ste. 300
Vancouver, BC, Canada V6E 2E9
dje@quantumsp.com

RE: CONTRACT FOR PUBLIC RELATIONS FOR QUANTUM SOLAR POWER CORP.

Dear Daryl,

Vorticom Inc. will serve as public relations counsel for Quantum Solar Power Corp. for a period of 12 months effective July 5th 2011, cancelable by either party in writing with 30 days notice. This agreement may be renewed and/or extended by Quantum Solar Power Corp. for an additional 12 months in the 12th month of this agreement.

SERVICES

Vorticom will place editorial opportunities for Quantum Solar Power Corp. in the media, work with ancillary marketing partners and engage in other marketing communications activities, as discussed in ongoing briefings and in the proposal submitted to the Company on June 6th 2011.

For each month the Agreement is in effect, Quantum Solar Power Corp. will provide Vorticom with the following:

(1) $5,625; and

(2) 1,875 warrants to purchase shares of Quantum Solar Power Corp.'s common stock at an exercise price of $1.00 expiring on the earlier of July 5th, 2012 or on termination of this agreement.

Warrants will be issued on a quarterly basis.

Out of pocket expenses will be in addition and billed on a category basis (travel, video/print monitoring costs, list rentals, etc.) one month in arrears. Supporting documentation will be available for review at your request. At the inception of the agreement, Vorticom requests payment of the first and last month of service prior to work being engaged ($11,250).

We acknowledge and agree that all certificates representing the warrants and the shares upon exercise of the warrants, will be "restricted securities", as contemplated under the Securities Act of 1933 (the "Securities Act"), and will be endorsed with the following legend:

> **"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE**

REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE SECURITIES ACT OR ARE EXEMPT FROM SUCH REGISTRATION."

We represent that we are an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. We represent that we are acquiring the Securities for our own account for investment purposes only and not with a view towards resale. We further represents that we have has access to all necessary information to make its investment decision and has experience in investment in speculative securities.

Quantum Solar Power Corp. represents that it is in compliance with all applicable Securities and Exchange Commission reporting and accounting requirements. Quantum Solar Power Corp. further represents that it has not been and is not the subject of any enforcement proceeding or injunction by the Securities and Exchange Commission or any state securities agency.

All services to be performed by Vorticom under this Agreement shall be in accordance with all applicable securities and other laws. Vorticom shall not engage in spamming or other manipulative practices and shall not engage a subcontractor involved in such practices.

Vorticom shall not distribute any materials or make any representations about Quantum Solar Power Corp., its business or prospects, other than as set out in Quantum Solar Power Corp.'s public filings, without the prior written approval of Quantum Solar Power Corp.

OUT-OF-POCKET EXPENSES

The approximate out-of-pocket cost for the press kit mailing (including mailing costs and press kit content duplication) to about 300 media outlets will be about $3,000. Vorticom's direct vendor cost for the mailing house will be billed without mark-up to the Company. We request that this out of pocket fee be paid by the Company at the start of the engagement. If the mailing cost is lower or higher than estimated, the debit/credit will be reflected on a subsequent invoice to the Company.

Transportation, food, accommodations and related expenses for trips authorized by you and designated business leaders, and all other expenses incurred in connection with providing our services including overnight mail, messenger, postage charges, etc. will be billed to you at cost. Digital audio and broadcast files will also be billed as out of pocket expenses as they are ordered from Vorticom vendors.

A monthly media administrative fee of $250 will be included on the monthly expense invoice to cover costs of proprietary online media database and editorial calendar access. A monthly media monitoring fee of $250 covers the online clipping costs from the media clipping vendor.

BILLING PROCEDURES

Production and media costs will be billed to you based on estimates and/or schedules and paid by you to us at least five business days prior to such commitments becoming non-cancelable in accordance with the terms of such commitments. Media and production costs for which payment has not been received prior to such date shall be subject to cancellation in our sole discretion. These invoices will be reconciled to final charges after the obligations to suppliers or media have been finalized.

We reserve the right to request payment in advance for any out of pocket expenses. Whenever possible, we will arrange to have expenses greater than $500.00 billed to you directly.

PAYMENTS

In accordance with the generally recognized principle that an agency is not required to finance activities of its clients, it is understood that all fee invoices are payable within 30 days and out of pocket expenses are payable upon receipt.

Invoices not paid within 30 days are subject to a service charge of 1.5% per month (18% per year). You will be liable for any costs, including reasonable attorney fees and interest, incurred in connection with the collection of any past due amounts on your account.

We reserve the right to discontinue all services if payment is more than thirty days overdue.

USE OF OUTSIDE CONTRACTORS

It is understood that Vorticom may utilize the services of outside vendors, suppliers and/or sub-contractors (collectively referred to as, "Outside Contractors") in the performance of production and other services to be provided under this Agreement. Except as provided in any separate agreement between you and any such Outside Contractor, all amounts charged by any Outside Contractor will be considered out of pocket expenses and billed to you such, in accordance with the terms set forth above. Vorticom shall not engage Outside Contractors involved in spamming or other manipulative practices.

USE OF FREELANCE TALENT

Vorticom may from time to time, in its discretion, engage individual independent contractors or consultants ("Freelance Talent") to perform certain services that might otherwise be performed by Vorticom hereunder. Nothing in this Agreement shall be deemed to create any contractual or other relationship between you and any such Freelance Talent, and notwithstanding any other provision of this Agreement, Vorticom shall be solely responsible for the payment of such Freelance Talent. Further, any dispute between Vorticom and any such Freelance Talent concerning payment, term or termination shall be the sole responsibility of Vorticom. Vorticom shall not engage Freelance Talent involved in spamming or other manipulative practices.

GENERAL PROCEDURES

You reserve the right to modify, reject, cancel or stop any and all plans, schedules or work in process, and in such event, we shall immediately take proper steps to carry out your instructions. In turn, you agree to assume our liability for all such commitments and to pay us, in accordance with the provisions of this agreement, any and all proper charges earned and incurred by us in connection with such work up to the time of its discontinuance, cancellation, or modification. Except to the extent otherwise expressly provided herein, you will indemnify us and hold us harmless in connection with all claims and actions by any Outside Contractor, Freelance Talent or other third party for any damages or expenses incurred or allegedly incurred in consequence of our carrying out your instructions.

All copy or other materials or documents prepared, purchased or furnished by us in connection with your account and paid for by you, and produced during the term hereof, (collectively "Creative Products") become your property, and shall be delivered to you on request.

We will use our best efforts to maintain the confidential nature of data you entrust to us through strict control of its distribution and use, but in the absence of negligence on our part or willful disregard by us of your property rights, we are not to be held responsible for any loss, damage, destruction or unauthorized use by others of any such property.

You will indemnify, defend and hold us harmless from and against any loss, cost, liability or damage (including reasonable attorneys' fees and costs) ("Loss") resulting from any claim, suit or proceeding (threatened or otherwise) ("Claims") made or brought against us based upon: (i) information or materials provided to us by you; (ii) promotional materials regarding your company or your products (or those of your competitors) which you have approved prior to their publication; (iii) risks which we have brought to your attention where you have elected to proceed; or (iv) the use of your products or services.

Vorticom shall protect, defend, indemnify and hold Quantum Solar Power Corp. and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or Agreement made by Vorticom herein, (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by Vorticom or (c) a violation of state or federal securities laws.

TERMS AND TERMINATION OF AGREEMENT

This agreement shall be considered in effect as of July 5th 2011 and shall remain in full force hereafter subject to cancellation by either party by giving 30 days written notice. During such thirty (30) day period, we shall receive a guaranteed minimum fee of $5,625.00. The duties, responsibilities and rights of the parties shall continue in full force during the period of notice of termination.

Any uncancellable contract made on your authorization, and still existing at the expiration of the agreed-upon interval following notice, shall be carried to completion by us and paid for by you unless mutually agreed in writing to the contrary, in accordance with the provisions hereof.

You shall pay us for any materials, services, etc., we have committed ourselves to purchase for your account, with your approval (or any uncompleted work previously approved by you either specifically or as part of a plan), if already purchased or if such commitment is non-cancelable.

Upon the termination of this agreement and provided that there is no indebtedness then owing by you to us, we shall transfer, assign and make available to you or your representative all property and materials in our possession or control belonging to and paid for by you. We also agree to give all reasonable cooperation to transferring approval of third parties in interest and reservations, contracts and agreements yet to be used and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

MISCELLANEOUS

This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior proposals, oral or written, all previous negotiations and all other communications and understandings with respect to the subject matter hereof. This Agreement shall not be amended or modified in any manner except by an instrument signed by the authorized representatives of both parties.

In resolving any dispute or construing any provision hereunder, no presumptions shall be made or inferences drawn because the attorneys for one of the parties drafted this Agreement, because of the drafting history of this Agreement, or because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft of this Agreement.

vorticom

High impact strategic media relations

This Agreement is made under and shall be construed and enforced in accordance with the internal substantive law of the State of New York applicable to agreements made and to be performed solely therein, without reference to its choice of laws provisions.

Any waiver of either party's rights hereunder must be in writing. No waiver by either party of any breach or default of any of the provisions contained in this Agreement and required to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other provision.

All references to dollars in this Agreement, unless otherwise noted, are in United States dollars.

We are pleased to be associated with you and your organization, and we look forward to a mutually productive and enjoyable relationship.

Please sign one copy of this agreement and return it to me. Thank you.

Very truly yours,
Vorticom Inc.

BY:

Nancy Tamosaitis, President, Vorticom Inc.

ACCEPTED BY:

Dated June 21, 2011

Daryl Ehrmantraut, President and CEO, Quantum Solar Power Corp.